Blazzard,  Grodd  &  Hasenauer,  P.C.
943  Post  Road  East
Westport,  CT  06880
(203)  226-7866

February 26, 1997

Board of Trustees
WNL Series Trust
5555 San Felipe, Suite 900
Houston, Texas  77056

Re:  Opinion  of  Counsel - WNL Series Trust

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Form 24F-2 with respect to WNL Series Trust.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We  are  of  the  following  opinions:

     1. WNL Series Trust ("Trust") is a valid and existing unincorporated voluntary association, commonly known as a business trust. The Trust is a business trust created and validly existing pursuant to Massachusetts Laws.

     2. Upon the acceptance of purchase payments made by shareholders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such shareholders will have legally-issued, fully paid and non-assessable shares of the Trust.

This opinion is limited solely to its use as an exhibit to your Form 24F-2 filed pursuant to Rule 24f-2.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.


By:  /s/ RAYMOND A. O'HARA III
   ----------------------------
         Raymond A. O'Hara III